Exhibit 21.1
List of Subsidiaries of Sky-mobi Limited (the “Registrant”)
Wholly-Owned Subsidiaries
1. Sky Network International Limited, a British Virgin Islands company
2. Profit Star Software (HK) Limited, a Hong Kong company
3. Pusida (Beijing) Technologies Co., Ltd., a PRC company
4. Hangzhou Dianneng Technologies Co., Ltd., a PRC company
Special Purpose Entities and its Subsidiaries Consolidated in the Registrant’s Financial Statement
5. Hangzhou Mijia Technologies Co., Ltd., a PRC company
6. Hangzhou Sky Network Technologies Co., Ltd., a PRC company
7. Hangzhou Fanyi Technologies Co., Ltd., a PRC company
8. Sky Global Network Technologies Limited, a Hong Kong company and a wholly-owned subsidiary of Hangzhou Fanyi Technologies Co., Ltd.
9. Shenzhen Heisha Technologies Co., Ltd., a PRC company and 65% owned by Hangzhou Fanyi Technologies Co., Ltd.